SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [X]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                LABONE, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         Gregg R. Sadler - Secretary
                            10310 W. 84th Terrace
                            Lenexa, Kansas  66214
                 ------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6 (i)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14-a(6)(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

      4)   Proposed maximum aggregate value of transaction:

*Set forth the amount on which the filing fee is calculated and state how it was determined.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:
      2)   Form, Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:





                                LabOne, Inc.

                            10310 W. 84th Terrace
                             Lenexa, Kansas 66214
                               (913) 888-8397

              --------------------------------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held May 9, 1996

              --------------------------------------------------

     The annual meeting of the stockholders of LabOne, Inc. (LabOne), a Delaware corporation, will be held at the offices of LabOne, 10310 W. 84th Terrace, Lenexa, Kansas, on Thursday, May 9, 1996, at 3:00 P.M., Central Daylight Time, for the following purposes:

     1.  To elect 14 directors as set forth in the accompanying Proxy
         Statement.

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the corporation and its subsidiary for the present fiscal year.

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

Stockholders of record at the close of business on March 11, 1996 are entitled to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. Sending in your Proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors




GREGG R. SADLER
Secretary



Dated:  March 30, 1996









                                 LabOne, Inc.

                            10310 W. 84th Terrace
                             Lenexa, Kansas 66214
                                (913) 888-8397

              --------------------------------------------------

                               PROXY STATEMENT

                                INTRODUCTION

     This Proxy Statement is furnished to the stockholders of LabOne, Inc. (LabOne), a Delaware corporation, in connection with solicitation of proxies by the Board of Directors of LabOne for use at the Annual Meeting of Stockholders to be held on Thursday, May 9, 1996, at 3:00 P.M., Central Daylight Time, at the offices of LabOne, 10310 W. 84th Terrace, Lenexa, Kansas, and at any adjournment thereof (the Annual Meeting). This Proxy Statement, the Notice and the accompanying form of Proxy were first mailed to the stockholders of LabOne on or about March 30, 1996.

     A copy of LabOne's annual report for the fiscal year ended December 31, 1995, is enclosed herewith. Such report is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.


                                   VOTING

     Stockholders of record at the close of business on March 11, 1996, are entitled to notice of and to vote at the meeting. There were 13,066,262 shares of common stock outstanding at the close of business on that date. Stockholders are entitled to one vote per share on all matters submitted at the Annual Meeting.

     When a Proxy in the accompanying form is properly executed and returned, the shares represented by the Proxy will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are specified, such shares will be voted for (1) the nominees for directors named herein, and (2) the ratification of the selection of the independent public accountants. Abstentions and broker nonvotes are counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. In tabulating the votes cast on proposals presented to stockholders, abstentions are counted and broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

     A stockholder may revoke his or her Proxy at any time before it is voted by giving to the Secretary of LabOne written notice of revocation bearing a later date than the Proxy, by submitting a later-dated Proxy, or by revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to Mr. Gregg R. Sadler, Secretary, LabOne, 10310 W. 84th Terrace, Lenexa, Kansas 66214.





                                     -1-
                                 PROPOSAL 1
                                 ----------
                            ELECTION OF DIRECTORS

                       INFORMATION CONCERNING NOMINEES
                          FOR ELECTION AS DIRECTORS

     The stockholders will be asked to elect 14 directors at the Annual Meeting. Each of the persons listed below will be nominated to hold office for a one-year term and until his successor is elected and qualified, or until his earlier death, resignation or removal. It is expected that each of such nominees will be available for election, but in the event that any of them should become unavailable, the persons named in the accompanying Proxy will vote for a substitute nominee or nominees designated by the Board of Directors. The terms of office of the present Directors will expire upon the election of their successors at the Annual Meeting.

                      Principal Occupation,
                      Five-Year Employment
                      History and Other                          A Director
Name (Age)            Directorships (1)                        of LabOne Since
- -------------         -----------------------------------      ---------------

Giorgio Balzer (56)   Chairman of the Board of Directors             1990
                      and Chief Executive Officer of
                      Business Men's Assurance Company
                      of America (BMA), Kansas City,
                      Missouri, an insurance company.
                      Mr. Balzer is also the Chairman of
                      the Board of Directors and Chief
                      Executive Officer of the U.S.
                      Branch of Generali-Assicurazioni
                      Generali, S.p.A., Rome, Italy,
                      ("Generali"), an international
                      insurance company.  He is also a
                      director of Commerce Bancshares,
                      Inc. and Jones & Babson.(2)

Joseph H. Brewer,     Infectious Disease Specialist, St.             1988
M.D. (44)             Luke's Hospital, Kansas City, Missouri.
                      Dr. Brewer is also an Assistant
                      Clinical Professor of Medicine at
                      the University of Missouri-Kansas
                      City.

William D. Grant      Chairman Emeritus of the Board of              1989
(79)                  Directors of Seafield Capital
                      Corporation (Seafield), formerly
                      BMA Corporation, Kansas City,
                      Missouri, a holding company which
                      owns 82% of the outstanding stock
                      of LabOne.  Mr. Grant is also a
                      director of Boatmen's First
                      National Bank of Kansas City, N.A.(3)

W. Thomas Grant II    Chairman of the Board of Directors,            1983
(45)                  President and Chief Executive
                      Officer of LabOne.  Mr. Grant is
                      also Chairman of the Board of
                      Directors and Chief Executive
                      Officer of Seafield.  He is a
                      director of Commerce Bancshares, Inc.,
                      Kansas City Power & Light Company and
                      Response Oncology, Inc.(4)

Thomas J. Hespe       Executive Vice President - Sales               1995
(39)                  and Marketing of LabOne.(5)

P. Anthony Jacobs     President, Chief Operating Officer             1987
(54)                  and a director of Seafield.  Mr.
                      Jacobs is also a director of
                      Trenwick Group, Inc. and Response
                      Oncology, Inc.(6)

Neal L. Patterson     Chairman, Chief Executive Officer              1987
(46)                  and a director of Cerner Corporation,
                      Kansas City, Missouri, a developer
                      of clinical and management
                      information systems that support
                      relationships between providers,
                      purchasers, payors and consumers
                      of health services.

Richard A. Rifkind,   Chairman of the Sloan-Kettering                1987
M.D. (65)             Institute, New York, New York, a
                      medical research institution.

Gregg R. Sadler,      Executive Vice President -                     1985
FSA (45)              Administration and Secretary of
                      LabOne and President-Insurance
                      Laboratory Division of LabOne.(7)

Richard S. Schweiker  Retired.  Formerly President of                1995
(69)                  the American Council of Life
                      Insurance, Washington, D.C., a
                      life insurance trade association.
                      Mr. Schweiker is also a director
                      of Tenet Healthcare Corporation.

James R. Seward       Executive Vice President, Chief                1995
(43)                  Financial Officer and a director
                      of Seafield.  Mr. Seward is also
                      a director of Response Oncology,
                      Inc.(8)

Robert D. Thompson    Executive Vice President - Finance,            1995
(34)                  Chief Financial Officer and
                      Treasurer.(9)

John E. Walker        Retired.  Formerly Managing                    1984
(57)                  Director-Reinsurance of BMA.(10)

R. Dennis Wright,     Member of Hillix, Brewer, Hoffhaus,            1987
Esq. (53)             Whittaker & Wright, L.L.C., Kansas
                      City, Missouri and its Executive
                      Committee.(11)


- ---------------------


(1) Unless otherwise indicated, each Director has had the same principal occupation during the last five years.

(2) Mr. Balzer was appointed Chairman of the Board and Chief Executive Officer of BMA in 1990 and Chairman of the Board and Chief Executive Officer of Generali in 1993. Prior to 1993 he served as President of Generali.

(3) Mr. W. D. Grant was appointed Chairman Emeritus of Seafield in 1993. Prior thereto he served as Chairman of the Board of Seafield. He is the father of W. Thomas Grant II.

(4) Mr. W. Thomas Grant II was appointed Chairman of the Board of Directors, President and Chief Executive Officer of LabOne in October 1995. He was appointed Chairman of the Board of Seafield in 1993. Prior thereto he was President of Seafield and Chairman of the Board of LabOne. He is the son of W. D. Grant.

(5) Mr. Hespe was appointed Executive Vice President - Sales and Marketing in November 1995. From 1990 to 1995, Mr. Hespe was Executive Vice President Sales and Marketing of Allscrips Pharmaceuticals, Vernon Hills, Illinois, a distributor of managed care pharmaceutical products and services with annual revenues of approximately $70 million.
      Mr. Hespe's responsibilities with Allscrips included developing strategies for market expansion and developing business with managed care organizations, including hospitals, physicians, HMO organizations, third party administrators, consulting firms, self-insured employers and insurance companies.

(6) Mr. Jacobs was appointed President of Seafield in 1993 and Chief Operating Officer in 1990. Prior to 1993 he served as Executive Vice President of Seafield.

(7) Mr. Sadler was appointed President - Insurance Laboratory Division of LabOne in August 1994. He was appointed Executive Vice
      President-Administration of LabOne in 1993. Prior thereto he was Executive Vice-President of LabOne. He has served as Secretary of LabOne since 1988.

(8) Mr. Seward was appointed Executive Vice President of Seafield in 1993. He has served as Chief Financial Officer of Seafield since 1990.

(9) Mr. Thompson was appointed a Director of LabOne in May 1995. He was appointed Executive Vice President - Finance, Chief Financial Officer and Treasurer in December 1993. He was Vice President - Business Development Planning from August 1993 to December 1993. He was an independent financial consultant from 1992 to 1993. From 1991 to 1992, he was Chief Financial Officer of MetWest, a division of Unilab Corporation, a collection of five formerly separate clinical testing laboratories in the Western United States.

(10) Mr. Walker retired as Managing Director-Reinsurance of BMA in January 1996. Mr. Walker also served as Vice Chairman of the Board of Directors of LabOne prior to 1994.

(11) Hillix, Brewer, Hoffhaus, Whittaker & Wright, L.L.C., provides legal services to LabOne, for which it was paid $404,639 in fees during 1995.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     There were four meetings of the Board of Directors during 1995. The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. During 1995, the Audit Committee met three times and the Compensation Committee and Executive Committee each met once. All Directors attended 75 percent or more of the total number of all meetings of the Board and of Committees of which they are members during 1995, with the exception that Mr. Balzer was unable to attend the February 10 meetings of the Board and Audit Committee.

     The Audit Committee consists of Mr. Wright, Chairman, and Messrs. Balzer, W. D. Grant, Patterson, Rifkind, Walker and Seward. The Audit Committee reviews LabOne's financial statements with the independent auditors, determines the effectiveness of the audit effort through meetings with the independent auditors and officers of LabOne, inquires into the effectiveness of LabOne's internal controls through discussions with the independent auditors, reports to the Board on its activities and recommendations, and recommends to the Board the appointment of independent auditors for the ensuing year.

     The Compensation Committee consists of Mr. W. Thomas Grant II, Chairman, and Messrs. Brewer, Jacobs, Schweiker and Wright. The purpose of the Compensation Committee is to oversee LabOne's compensation structure, incentive plans and other employee benefits. The Compensation Committee reviews and recommends adjustments to the officers' salary structure. It approves cash awards to nonofficer employees and recommends to the Board amounts to be set aside and cash awards to be paid to officers under LabOne's cash bonus plan. The Committee recommends to the Board compensation for nonofficer directors, monitors the administration of employee benefit plans and reviews significant employee supplementary pension or termination arrangements.

     The Executive Committee consists of Mr. W. Thomas Grant II, Chairman, and Messrs. Jacobs, Patterson, Seward and Sadler. The purpose of the Executive Committee is to act on behalf of the Board of Directors and to serve in an advisory capacity to management. The Executive Committee also develops, recommends and reviews policy guidelines for all investments and borrowings of LabOne and recommends outside investment management firms to provide services to LabOne. The Executive Committee exercises all the powers and authority of the Board in interim periods between meetings of the Board, except as limited by Delaware law, and reports all of its actions to the Board.

     LabOne does not have a standing nominating committee of the Board of Directors or a committee performing a similar function.


EXECUTIVE OFFICERS

     The executive officers of LabOne are as follows:
                                                Five-Year                            An Executive
                                                Employment                            of LabOne
Name (Age)           Position                   History                                 Since
W. Thomas Grant II   Chairman of the            (1)                                      1995
(45)                 Board of Directors,
                     President and Chief
                     Executive Officer

Carl W. Ludvigsen    Executive Vice President-  Dr. Ludvigsen was appointed Executive    1989
Jr., M.D., Ph.D.,    Operations and Chief       Vice President-Operations in December
J.D., FCAP, FCLM     Operating Officer          1993.  He was Executive Vice President
(43)                                            from August 1993 to December 1993.
                                                Prior thereto he was Senior Vice
                                                President and Chief Pathologist.

Roger K. Betts       Executive Vice President-  Mr. Betts was appointed Executive Vice   1983
(53)                 Sales-Insurance            President-Sales-Insurance Laboratory
                     Laboratory Division        Division in August 1994.  He was
                                                Senior Vice President-Sales of the
                                                Division from 1993 to 1994.  Prior
                                                thereto he was Senior Vice President-
                                                Technical Sales & Support.

Gregg R. Sadler,     Executive Vice President-  (2)                                      1988
FSA (45)             Administration and
                     Secretary and President-
                     Insurance Laboratory
                     Division

Thomas J. Hespe      Executive Vice President-  (3)                                      1995
(39)                 Sales and Marketing of
                     LabOne.

Robert D. Thompson   Executive Vice President-  (4)                                      1993
(34)                 Finance, Chief Financial
                     Officer and Treasurer

                                     -6-

Robert F. Thompson   Executive Vice President-  Mr. Thompson was appointed Executive     1985
(60)                 Insurance Laboratory       Vice President-Insurance Laboratory
                     Division                   Division in August 1995.  Prior thereto
                                                he was President of Lab One Canada Inc.
                                                (formerly Head Office Reference
                                                Laboratory Limited), LabOne's wholly-
                                                owned Canadian subsidiary.

Kurt E. Gruenbacher, Vice President-Finance     Mr. Gruenbacher was appointed Vice       1994
CPA, CMA (36)        and Chief Accounting       President-Finance and Chief Accounting
                     Officer                    Officer in May 1995.  From 1994 to 1995
                                                he was Corporate Controller.  From 1993
                                                to 1994 he was Director, Financial
                                                Analysis and Budgets.  Prior thereto he
                                                was Manager, Financial Analysis and
                                                Budgets.

- --------------------------
(1) See footnote (4) on page 4 hereof for Mr. W. Thomas Grant II's five-year employment history.

(2) See footnote (7) on page 4 hereof for Mr. Sadler's five-year employment history.

(3) See footnote (5) on page 4 hereof for Mr. Hespe's five-year employment history.

(4) See footnote (9) on page 5 hereof for Mr. Thompson's five-year employment history.

                                 PROPOSAL 2
                                 ----------
                            SELECTION OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP to examine the accounts of LabOne and its subsidiary for the fiscal year ending December 31, 1996.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions concerning the audit report.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by LabOne to or on behalf of (i) the two persons who served as its chief executive officer during 1995, (ii) the four most highly compensated executive officers other than the chief executive officer serving as of December 31, 1995 and (iii) one former executive officer, for services rendered in all capacities to LabOne and its subsidiaries for each of the last three completed fiscal years.

                                     -7-

                            *                      *  Long-Term  *
                            *  Annual Compensation * Compensation*    All
  Name and            Fiscal*  ------------------- * ------------*   Other
  Principal Position   Year *                      *Stock Option *Compensation
  ------------------  ------*                      *   Shares    *   ($) (1)
                            * Salary ($)  Bonus ($)* Granted (#) *
                            * ----------  ---------*  -----------*------------
  W. Thomas Grant II   1995       0           0            0           0
   Chairman of the     1994       0           0            0           0
   Board of Direc-     1993       0           0            0           0
   tors, President
   and Chief Execu-
   tive Officer since
   November 1995

  Bert H. Hood         1995    211,769        0          20,000     484,815(2)
   Chairman of the     1994    200,641        0            0         26,667
   Board of Direc-     1993     83,333     100,000      200,000      76,903(3)
   tors, President
   and Chief
   Executive Officer
   through October
   1995

  Carl W. Ludvigsen    1995    227,539        0          20,000      20,507
  Jr.                  1994    214,686        0            0         20,541
   Executive Vice      1993    197,333      30,143       45,000      28,103
   President-
   Operations and Chief
   Operating Officer

  Robert D. Thompson   1995    157,173      50,000       70,000      19,330
   Executive Vice      1994    125,401        0            0         13,039
   President-Finance,  1993     45,059      30,263       80,000          27
   Chief Financial
   Officer and
   Treasurer

  Gregg R. Sadler      1995    146,308        0          24,000      20,038
   Executive Vice      1994    126,404        0            0         20,486
   President-Admin-    1993    128,800      23,164        6,000      22,651
   istration and
   Secretary, of
   LabOne and Presi-
   dent-Insurance
   Laboratory
   Division

  Roger K. Betts       1995    120,816      59,636         0         20,460
   Executive Vice      1994    102,014      13,331       10,000      16,505
   President-Sales-    1993     90,200      22,812        5,000      14,404
   Insurance Lab-
   oratory Division

  Daniel J. Roberts    1995     72,116        0            0        120,613(4)
   Executive Vice      1994    125,401        0            0         13,039
   President-Sales &   1993     45,059      30,263       80,000       2,893(5)
   Marketing through
   July 1995 (4)
                                     -8-

  (1) The amounts shown in this column consist of contributions by LabOne to the accounts of the named executive officers under LabOne's defined contribution pension plan, 50% matching contributions by LabOne to the accounts of such persons under LabOne's profit-sharing 401(k) plan and insurance premium payments by LabOne with respect to group term life insurance for the benefit of such persons.

  (2) Includes a lump sum severance payment of $464,308 made in connection with the termination of Mr. Hood's employment under his Employment Agreement with LabOne.

  (3) A $60,000 signing bonus was paid to Mr. Hood upon the execution of his Employment Agreement with LabOne in 1993 and $16,849 in relocation expenses were paid in connection with Mr. Hood's move to Lenexa, Kansas.

  (4) Includes a lump sum severance payment of $110,096 made in connection with the termination of Mr. Roberts's employment under his Employment Agreement with LabOne.

  (5) Payment of relocation expenses in connection with Mr. Robert's move to Lenexa, Kansas.

OPTION GRANTS IN 1995

     The following table provides information related to options granted to each of the named executive officers during 1995

                                                                        Potential Realizable
                                                                        Value at Assumed Annual
                                                                        Rates of Stock Price
                                                                        Appreciation For
                                                                        Ten-Year Option Term($)
                                   % of Total                         --------------------------
                                    Options    Exercise               At 0%     At 5%     At 10%
                                    Granted    Price                  Annual    Annual    Annual
                      Options       Employees  Per       Expiration   Growth    Growth    Growth
Name                  Granted(#)(1) in 1995    Share($)  Date         Rate      Rate      Rate
- --------------------- ------------  ---------  --------  -----------  -------   -------   -------
Bert H. Hood             20,000       4.0       14.125    02/10/05       0      177,663   450,232

Carl W. Ludvigsen Jr.    20,000       4.0       11.625    11/10/05       0      146,218   370,545

Robert D. Thompson       20,000       4.0       14.125    02/10/05       0      177,663   450,232
                         50,000      10.1       11.625    11/10/05       0      365,545   926,363

Gregg R. Sadler          24,000       4.8       14.125    02/10/05       0      213,195   540,279

    (1) All options granted in 1995 to the named executive officers are exercisable cumulatively in 20% annual installments commencing one year from the date of grant, provided that the options shall become fully exercisable if a change of control of LabOne (as defined in the stock option agreements) shall occur.

                                     -9-

AGGREGATE OPTION EXERCISES AND DECEMBER 31, 1995 OPTION VALUE TABLE

     The following table provides certain information concerning the exercise of stock options during 1995 by each of the named executive officers and the number and value of unexercised options held by such persons at December 31, 1995.

                                              Number of Unexercised       Value of Unexercised
                                                   Options at             In-the-Money Options
                                               December 31, 1995(#)      at December 31, 1995($)
                  Shares
                  Acquired on    Value       Options      Options        Options      Options
Name              Exercise(#)  Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
- --------------    -----------   --------     ---------    -----------    ---------    -----------
W. Thomas Grant II       0          0         27,431           0          133,726          0
Bert H. Hood             0          0        200,000           0           75,000          0
Carl W. Ludvigsen Jr.    0          0         64,979         24,021       121,921        66,201
Robert D. Thompson       0          0         80,000         70,000        30,000       168,750
Gregg R. Sadler          0          0         61,143         38,857       230,087        55,806
Roger K. Betts           0          0         11,440         14,160        32,196        11,455
Daniel J. Roberts        0          0           0              0             0             0

COMPENSATION OF DIRECTORS

     Directors who are not employees of LabOne or Seafield receive an annual retainer fee of $5,000 in cash and a grant of a number of shares of common stock of LabOne having a value equal to $10,000, plus $500 for each Board and Committee meeting attended and reimbursement for reasonable expenses in attending meetings.

     Richard S. Schweiker, a Director of LabOne, has agreed to attend national meetings of insurance underwriters on LabOne's behalf and to make selected contacts in furtherance of LabOne's business, for which services LabOne will pay Mr. Schweiker additional fees of $30,000 annually.

EMPLOYMENT AGREEMENTS

     In 1993, LabOne entered into an Employment Agreement with Bert H. Hood, formerly Chairman of the Board of Directors, President and Chief Executive Officer of LabOne, providing for the employment of Mr. Hood for a three-year term ending in 1996 and renewable annually thereafter for successive one-year terms unless LabOne elected not to extend the Agreement. Mr. Hood's compensation under the Agreement consisted of a signing bonus of $60,000, an annual base salary of not less than $200,000, an annual incentive bonus to be established by the Compensation Committee of the Board of Directors after consultation with Mr. Hood, the purchase by LabOne of Mr. Hood's Texas residence for a purchase price net to Mr. Hood equal to the average of the fair market values of the residence established by two independent appraisers, the granting of a nonqualified stock option to Mr. Hood for 200,000 shares of LabOne common stock, and participation in LabOne's other fringe benefit programs for executives. In the event of the termination of Mr. Hood's employment without cause (as defined in the Agreement), the Agreement provided for the payment to Mr. Hood of a lump sum severance payment equal to his base salary due for the balance of the term of the Agreement, plus one year's annual base salary. If a change of control of LabOne (as defined in the Agreement) occurred at any time during which Mr. Hood was in LabOne's full-time employment, and within one year after such a change in control
Mr. Hood's employment was terminated for any reason other than permanent disability, death or normal retirement, the Agreement provided for the payment to Mr. Hood of termination compensation equal to three times his average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and for the cancellation of any remaining term of the Agreement. Under the Agreement, Mr. Hood agreed not to compete with LabOne for a period of two years after the termination of his employment with LabOne.

     On September 7, 1994 LabOne loaned $150,000 to Mr. Hood.  Mr.
Hood delivered to LabOne his unsecured promissory note evidencing the indebtedness, payable September 7, 1995. The note was renewed by LabOne on September 7, 1995, with the new note being payable on the earlier of September 7, 1996 or the termination of Mr. Hood's employment under his Employment Agreement with LabOne. Interest accrued on the note at a rate of 7.75% per annum, payable quarterly.

     Mr. Hood resigned his position as Director and executive officer of LabOne on October 24, 1995, at which time he was paid a lump sum severance payment of $464,308 under his Employment Agreement with LabOne. The outstanding principal balance of $150,000 on LabOne's loan to Mr. Hood and accrued interest thereon was paid in full by deducting Mr. Hood's indebtedness to LabOne from the lump sum severance payment due to Mr. Hood.

     LabOne also has Employment Agreements with Robert D. Thompson, Carl W. Ludvigsen Jr. and Gregg R. Sadler. Mr. Thompson's 1995 Agreement provides for his employment for an eighteen month term ending in May 1997 and renewable annually thereafter for successive one-year terms unless LabOne elects not to extend the Agreement. Messrs. Ludvigsen's and Sadler's 1993 Agreements provide for their employment for two-year terms ending in 1995 and renewable annually thereafter for successive one-year terms unless LabOne elects not to extend the Agreements. Mr. Thompson's Agreement provides for compensation consisting of an annual base salary of $200,000, a one-time 1995 bonus payment of $50,000, a stock option for 50,000 shares of LabOne common stock granted in 1995, an annual incentive bonus established by the Compensation Committee of the Board of Directors and participation in LabOne's other executive fringe benefit programs. Messrs. Ludvigsen's and Sadler's Agreements provide for compensation consisting of annual base salaries of $214,000 to Mr. Ludvigsen and $126,000 to Mr. Sadler, annual incentive bonuses established by the Compensation Committee and participation in LabOne's other executive fringe benefit programs. Mr. Ludvigsen also received in 1993 under his Agreement a stock option for 40,000 shares of LabOne common stock. In the event that LabOne terminates any of the foregoing executive officers without cause (as defined in the Agreements), LabOne will pay the terminated officer a lump sum severance payment equal to his base salary for the balance of the term of the Agreement, plus 50% of one year's annual base salary. If a change of control of LabOne (as defined in the Agreements) occurs at any time during which the executive officer is in LabOne's full-time employment, and within one year after such a change in control the executive officer's employment is terminated for any reason other than permanent disability, death or normal retirement, LabOne will pay the officer as termination compensation a lump sum amount equal to three times the officer's average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the officer's Agreement shall be cancelled. Under each Agreement, the executive officer agrees not to compete with LabOne for a period of two years after the termination of his employment with LabOne.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. W. Thomas Grant II is Chairman of the Compensation Committee of the Board of Directors of LabOne. Mr. Grant was appointed Chairman of the Board of Directors, President and Chief Executive Officer of LabOne in October 1995. Mr. Grant is also Chairman of the Board of Directors and Chief Executive Officer of Seafield.

     LabOne believes that Mr. Grant is qualified to act independently as Chairman of the Compensation Committee of LabOne's Board of Directors notwithstanding his positions as an executive officer of LabOne, as he serves as an executive officer of LabOne without cash compensation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     LabOne's executive compensation program is administered by the Compensation Committee, a Committee of the Board of Directors composed of the nonemployee Directors listed at the end of this report. As noted earlier in this Proxy Statement, all issues pertaining to executive compensation are reviewed by the Compensation Committee and recommendations are submitted by the Committee to the full Board of Directors for approval.

Compensation Philosophy

     The philosophy governing executive compensation is based on a belief that management and stockholders have a common goal -- increasing the value of LabOne. The business strategy for achieving this goal is expressed in LabOne's mission statement:
    "LabOne is dedicated to maximizing the return on investment for our stockholders . . . to providing the lowest-cost, highest-quality laboratory testing services for our clients . . . to providing a working environment that emphasizes accountability for results and rewards employees based on their contribution to the Company's success."

     Three principal elements of executive compensation -- base salary, annual incentive plan, and stock options -- are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

Base Salary

     Salary ranges were developed based on a survey initially conducted in 1986 by an independent consultant and updated in 1989. Base salaries are targeted at the 60th to 65th percentile of pay for comparable positions in "All Industrial Base Salaries" surveyed by the consultant. In determining base salary levels, the Committee considers individual performance evaluations for each executive officer. Measurements related to LabOne's performance are not a significant factor in base salary decisions since they are the sole factors in determining incentive awards and the value of stock options.

Annual Incentive Plan

     The Annual Incentive Plan is designed to motivate and reward the accomplishment of targeted operating results. Prior to the beginning of each fiscal year, the Committee establishes an earnings per share goal under the Plan based upon the Committee's judgment of reasonable earnings per share growth over the previous fiscal year.
No incentive payments are made if the minimum net earnings threshold is not met. The size of the incentive pool increases pursuant to a formula established by the Committee as net earnings increase over the minimum threshold. The incentive pool is distributed in cash ratably to designated officers and managers at year end according to a pre-established weighting. The weighting is based upon senior management's subjective evaluations of each individual's potential contribution to the Company's financial and strategic goals for the year, and is reviewed and approved by the Committee. No bonuses were paid under the Plan for 1995.

Stock Options

     The Compensation Committee, as well as the Board of Directors, believes that significant stock ownership through stock options by key employees and directors is a major incentive in aligning the interests of employees and stockholders, because value is only provided if the stock price increases, and because stock options have an effective long-term reward and retention function.

     The stockholders approved the Long-Term Incentive Plan in 1987 and increases in the number of shares which may be issued under the Plan were approved by stockholders in 1991, 1994 and 1995. Under the Plan, ten-year nonqualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions. These grants are made on a one-time basis with vesting to occur over periods from three months to five years. In addition to executive officers and employees, each nonemployee Director of the Company has also received a ten-year nonqualified stock option grant to vest over four years.

     LabOne also has a Stock Plan for Nonemployee Directors under which each nonemployee Director receives annual retainer fees of $5,000 in cash and a grant of a number of shares of LabOne stock having a value equal to $10,000. The purpose of the plan is to provide nonemployee Directors with an additional proprietary interest in LabOne's success and progress.

Chief Executive Officer's Compensation

     Mr. Bert H. Hood's compensation as Chief Executive Officer was determined by negotiation of an Employment Agreement at the time of his employment in 1993. See "Executive Compensation-Employment Agreements" for a description of the agreement. A significant portion of Mr. Hood's compensation under the Employment Agreement was represented by stock options which tied his level of compensation to LabOne's future stock performance. Upon the termination of Mr. Hood's employment with LabOne in October 1995, Mr. Hood was paid a lump sum severance payment of $464,308 under his Employment Agreement. No annual incentive bonus was paid to Mr. Hood for 1995. All of the stock options granted to Mr. Hood have expired unexercised.

     Mr. W. Thomas Grant II, who was appointed as Chairman of the Board of Directors, President and Chief Executive Officer of LabOne in October 1995, serves in such capacities without cash compensation from LabOne.

Deductibility Cap on Compensation Exceeding $1,000,000

     The Committee does not believe that proposed Internal Revenue Service regulations regarding nondeductibility of annual compensation in excess of $1,000,000 will have any material impact upon LabOne given the current salary and bonus levels of officers of the corporation, and given the proposed treatment in the regulations of compensation under the corporation's Long-Term Incentive Plan. However, the Committee will continue to consider the effect of the new regulations upon LabOne's executive compensation policies.

              Submitted by the Compensation Committee

                    W. T. Grant II, Chairman
                    Joseph H. Brewer
                    P. Anthony Jacobs
                    Richard S. Schweiker
                    R. Dennis Wright

     Comparison of Five Year Cumulative Total Return Among LabOne, Nasdaq
             Composite Index, Peer group and Russell 2000 Index




THE GRAPHICAL FORM OF THE "PERFORMANCE CHART" IS REPRESENTED BY THE TABLE BELOW. THE DATA POINTS IN THE TABLE ACCURATELY PRESENT THE INFORMATION FROM THE PERFORMANCE CHART.



















                           1990     1991     1992     1993     1994     1995
                         -----------------------------------------------------

LabOne, Inc.              100.00   158.71   150.05   211.68   184.15   184.93

Nasdaq US CRSP Index      100.00   160.56   186.87   214.51   209.69   296.30

Peer Group                100.00   225.86   160.61   125.25   112.44    83.31

Russell 2000 Index        100.00   146.05   172.94   205.64   201.89   259.31




     The table assumes the investment at the close of business on December 31, 1990, of $100 in LabOne's common stock and in the portfolio represented in each index, and assumes that all dividends were reinvested.

     LabOne is in the process of changing from the Russell 2000 index to a peer group index of nine testing laboratories (Bio-Reference Labs, Laboratory Corp of America, Meris Labs, Oncormed, Pharmchem, Psychemedics,
RX Medical, Unilab and Universal Standard Medical). The Russell 2000 was used to represent companies with similar market capitalizations. The Company feels that the peer group index provides a more appropriate comparison.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows as of March 11, 1996, the total number of shares of common stock of LabOne beneficially owned by persons known to be beneficial owners of more than 5% of the outstanding stock.
                                                            Percentage of
                                Shares of LabOne          Outstanding Shares
                               Beneficially Owned       of LabOne Beneficially
   Beneficial Owner             March 11, 1996(1)        Owned March 11, 1996
   ----------------             -----------------        --------------------
Seafield Capital Corporation,      10,712,200                      82.0%
2600 Grand, Suite 500,
Kansas City, Missouri 64141

  (1) Seafield has sole voting and investment power with respect to the shares listed.

                      SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows for each director, each of the executive officers named in the Summary Compensation Table on page 8 hereof, and all directors and executive officers of LabOne as a group, the total number of shares of common stock of LabOne as of March 11, 1996, and the total number of shares of common stock of Seafield as of February 15, 1996, beneficially owned by such persons.

                                    Percentage of                Percentage of
                                    Outstanding                  Outstanding
                       Shares of    Shares         Shares of     Shares of
                       LabOne Bene- of LabOne      Seafield      Seafield
                       ficially     Beneficially   Beneficially  Beneficially
Beneficial Owner       Owned(1)(2)  Owned(6)       Owned(1)(7)   Owned(13)
- ----------------       ---------    -----------    -----------   ----------
Giorgio Balzer            24,514         *                0            *

Roger K. Betts            17,756(3)      *                0            *

Joseph H. Brewer, M.D.    25,514         *                0            *

William D. Grant      10,748,714(4)    82.1%        1,272,315(8)     19.7%

W. Thomas Grant II    10,741,431(4)    82.0%          156,141(9)      2.4%

Thomas J. Hespe             0            *                0            *

Bert H. Hood                0            *                0            *

P. Anthony Jacobs     10,737,700(4)    82.0%           49,867(10)      *

Carl W. Ludvigsen         68,292(3)      *                0            *
Jr., M.D.

Neal L. Patterson         24,514         *                0            *

Richard A. Rifkind,       25,417         *                0            *
M.D.

Daniel J. Roberts            516(3)      *                0            *

Gregg R. Sadler,          83,791(3)      *                266          *
FSA

Richard S. Schweiker         697         *                0            *

James R. Seward       10,719,600(4)    82.0%           44,940(11)      *

Robert D. Thompson        85,630(3)      *                0            *

John E. Walker            25,514         *              7,099(12)      *

R. Dennis Wright,         24,714         *                0            *
Esq.


All directors and     11,358,763(3)(4) 83.2%        1,530,628(7)    23.6%
executive officers
of LabOne as a group
(20 persons)



  (1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

  (2) Includes the following numbers of shares which such persons have the right to acquire within 60 days pursuant to options granted under the LabOne Long-Term Incentive Plan: Giorgio Balzer,
        22,000 shares; Roger K. Betts, 15,600 shares; Joseph H. Brewer, 22,000 shares; William D. Grant, 22,000 shares; W. Thomas Grant II, 27,431 shares; P. Anthony Jacobs, 22,000 shares; Carl W. Ludvigsen Jr., 67,000 shares; Neal L. Patterson, 22,000 shares; Richard A. Rifkind, 22,000 shares; Gregg R. Sadler, 78,400 shares; James R. Seward, 4,400 shares; Robert D. Thompson, 84,000 shares; John E. Walker, 22,000 shares; R. Dennis Wright, 22,000 shares; and all directors and executive officers as a group, 584,031 shares.

  (3) Includes the following numbers of shares held in individually directed accounts of the named persons under LabOne's 401(k) profit-sharing plan, as to which each of such persons has sole investment power only: Roger K. Betts, 2,156 shares; Carl W. Ludvigsen Jr., 1,292 shares; Daniel J. Roberts, 516 shares; Gregg R. Sadler, 3,891 shares; Robert D. Thompson, 1,630 shares; and all directors and executive officers as a group, 20,034 shares.

  (4) Includes 10,712,200 shares of LabOne common stock owned by Seafield (see "Security Ownership of Certain Beneficial Owners" above), as to which William D. Grant, W. Thomas Grant II,
        P. Anthony Jacobs and James R. Seward each has shared voting power and investment power as a member of the Board of Directors of Seafield. Each of such persons disclaims beneficial ownership of the LabOne shares owned by Seafield.

  (5) Mr. Roberts filed with the Securities and Exchange Commission six days late a Form 5 reporting on his exempt transactions in LabOne common stock during 1995.

  (6) For purposes of determining this percentage, the outstanding shares of LabOne include shares which such persons have the right to acquire within 60 days pursuant to options granted under LabOne's Long-Term Incentive Plan.

  (7) Includes the following numbers of shares which such persons have the right to acquire within 60 days pursuant to options granted under Seafield's 1984, 1989 and 1991 Stock Option and Incentive Plans: W. D. Grant, 5,000 shares; W. Thomas Grant II, 5,000 shares; James R. Seward, 5,000 shares; and all directors and executive officers of LabOne as a group, 15,000 shares.

  (8) Includes 237,960 shares held by a family trust for which William D. Grant serves as a co-trustee with UMB Bank, N.A., and in that capacity shares voting and investment power; 30,817 shares held by a family foundation of which William D. Grant shares voting and investment power with UMB Bank, N.A.; and 26,850 shares owned by the wife of William D. Grant, as to which he disclaims beneficial ownership.

  (9) Includes 30,293 shares held by W. Thomas Grant II as custodian for his children; 45,000 shares held in a family trust for which
        W. Thomas Grant II serves as a co-trustee with Laura Gamble, and in that capacity shares voting and investment power; 11,585 shares owned by the wife of W. Thomas Grant II, as to which he disclaims beneficial ownership; and 1,066 shares held in Mr. Grant's account under the Seafield Capital Corporation 401(k) Plan and Trust as of December 31, 1995 (based on a plan statement of that date), as to which Mr. Grant shares investment power, but has no voting power.

  (10) Includes 1,000 shares owned by the wife and 200 shares owned by the son of P. Anthony Jacobs, as to which he disclaims beneficial ownership; and 1,786 shares held in Mr. Jacobs' account under the Seafield Capital Corporation 401(k) Plan and Trust, as to which Mr. Jacobs shares investment power, but has no voting power.

  (11) Includes 1,500 shares held in a family trust of which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment power; 640 shares held in Mr. Seward's account under the Seafield Capital Corporation 40l(k) Plan and Trust, and 9,706 shares held by Mr. Seward as a Plan Administrative Committee member of the Seafield Capital Corporation 401(k) Plan and Trust, as to which he shares voting and investment power with The Investors Services Trust Company, the trustee of the Trust. The trustee is obligated to grant voting rights to the Plan Administrative Committee if requested by the Committee.

  (12) Includes 5,278 shares held by the wife of John E. Walker, as to which he disclaims beneficial ownership.

  (13) For purposes of determining this percentage, the outstanding shares of Seafield include shares which such persons have the right to acquire within 60 days pursuant to options granted under Seafield's 1984, 1989 and 1991 Stock Option and Incentive Plans.


   *   Less than 1% of outstanding shares



                         RELATIONSHIP WITH SEAFIELD

     As of March 11, 1996, Seafield beneficially owned 10,712,200 shares, or 82.0%, of the outstanding common stock of LabOne. Seafield, by virtue of its ownership of a majority of LabOne's common stock, has control of LabOne and is able to elect all of the members of LabOne's Board of Directors. Seafield has permitted LabOne to operate independently of Seafield in the past and intends to do so in the future. The officers of LabOne have direct responsibility for LabOne's management and operations. During 1995 none of the officers of LabOne other than W. Thomas Grant II were employed in any capacity by Seafield or any of its subsidiaries. Mr. Grant serves as Chairman of the Board of Directors, President and Chief Executive Officer of LabOne and as Chairman of the Board of Directors and Chief Executive Officer of Seafield.

     In February 1995 LabOne was advised by Seafield that Seafield had retained Alex. Brown & Sons Incorporated as financial advisor to assist Seafield in considering strategic alternatives to maximize Seafield shareholder value. LabOne was informed that one alternative Seafield expects to pursue is a cash-option merger of Seafield into LabOne, in which Seafield shareholders would have the option of receiving cash as well as shares of LabOne. The merger would most likely be preceded by Seafield's distribution to its shareholders or other disposition by Seafield of its other assets. Seafield's Board has also announced that it will consider other business combination proposals that are presented to it. LabOne has appointed a special committee of independent directors to consider any merger or other proposal that may be presented to it by Seafield. LabOne has been advised by Seafield that if a definitive merger agreement is reached, it is anticipated that such a merger would not occur until late 1996 because of the time required to complete anticipated Seafield asset sales as well as shareholder and other approvals.

     During 1995, Seafield charged LabOne for certain services, including advice and assistance provided by senior Seafield officers, pursuant to a Services Agreement (the Services
Agreement). For the year ended December 31, 1995, the total charges to LabOne by Seafield for these services were $75,223.
The Services Agreement is automatically renewable for successive one-year terms until terminated. LabOne has its own personnel responsible for operations, marketing, data processing, finance, accounting and other support functions, and, except as provided for in the Services Agreement, does not rely on Seafield for such services. Under the Services Agreement, LabOne retains the services of certain of Seafield's senior management to provide policy advice to LabOne and to attend on behalf of LabOne various marketing and client development functions in order to promote LabOne's laboratory testing services. In consideration for these services, LabOne pays Seafield a percentage of LabOne's annual sales equal to 0.20% of sales up to $50 million, plus 0.125% of sales of $50 million up to $100 million, plus 0.0625% of sales of $100 million or more. LabOne also reimburses Seafield for all direct travel expenses reasonably incurred by its employees in providing these services.

     Seafield also makes certain administrative services available to LabOne, including financial and investment advice, and the advice and assistance of Seafield's corporate secretary. LabOne is under no obligation to rely on Seafield for these services and is free to obtain the services from any other source. To the extent that LabOne utilizes these services, LabOne reimburses Seafield for costs incurred in providing these services.

     Seafield and LabOne are also parties to a Transition Agreement (Transition Agreement) pursuant to which they have agreed to an allocation of certain corporate opportunities and to mutual indemnification for certain liabilities and expenses. Under the Transition Agreement, so long as Seafield, directly or indirectly, owns at least 20% of the outstanding voting shares of LabOne, Seafield agrees to refer to LabOne any product, service, idea or other corporate opportunity that is within the scope of LabOne's business. For purposes of this Agreement, LabOne's business is defined as providing laboratory testing services for the insurance and health care industry and the development and implementation of data processing and communications facilities for receiving test-related instructions from clients, for conducting laboratory operations and for the collection, use, storage, retrieval and transmission of test results data by both LabOne and its clients.

     In the event that a majority of the independent, disinterested Directors of LabOne informs Seafield that LabOne does not intend to pursue, or LabOne within a reasonable time fails to pursue, the consideration and development of any product, service, idea or other business opportunity referred to it by Seafield, Seafield is entitled under the Transition Agreement to consider and develop the product, service, idea or business opportunity for its own benefit. Under the

Agreement, LabOne also agrees to indemnify and hold harmless Seafield, and any controlling person of Seafield, with respect to certain civil liabilities, including any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on operations of LabOne. Similarly, Seafield agrees to indemnify and hold harmless LabOne and any controlling person of LabOne (other than Seafield), with respect to certain civil liabilities, including any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of Seafield (other than the business of LabOne).


                            STOCKHOLDER PROPOSALS

     Any proper stockholder proposal intended to be presented for action at the 1997 annual stockholders' meeting must be received by LabOne by November 29, 1996, for inclusion in the proxy material relating to such meeting.


                                   GENERAL

     The Board of Directors knows of no other matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Annual Meeting which is part of this Proxy Statement. If any other matter does properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

     In addition to the solicitation of proxies from stockholders by mail, proxies may be solicited by LabOne's Directors, officers and other employees, by personal interview, telephone or telegram.
Such persons will receive no additional compensation for such services. LabOne requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting material to the beneficial owners of the shares of LabOne common stock held of record by such persons and will pay such brokers and other fiduciaries their reasonable out-of-pocket expenses incurred in connection therewith.
All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, will be borne by LabOne.

                               By Order of the Board of Directors

                               GREGG R. SADLER
                               Secretary

March 30, 1996

                                 Appendix A
                                Form of Proxy

                                LabOne, Inc.
                10310 W. 84th Terrace, Lenexa, Kansas  66214
          PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1996

    The undersigned hereby appoints W. Thomas Grant II and Gregg R. Sadler, and each of them, as proxies for the undersigned at the Annual Meeting of Stockholders of LabOne, Inc. at 10310 W. 84th Terrace, Lenexa, Kansas, on May 9, 1996, at 3:00 p.m. C.D.T., and at any adjournment, to vote the shares of common stock the undersigned would be entitled to vote, if personally present, upon the election of Directors, the proposal stated on the reverse, and any other matter brought before the meeting, all as set forth in the March 30, 1996, Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "GRANTED" FOR ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

1.  The election of the following nominees            Giorgio Balzer
    as Directors, as set forth in the Proxy           Joseph H. Brewer, M.D.
    Statement or a substitute nominee or              William D. Grant
    nominees designated by the Board of               W. Thomas Grant II
    Directors if any of them becomes                  Thomas J. Hespe
    unavailable.                                      P. Anthony Jacobs
                                                      Neal L. Patterson
/ / Authority GRANTED to vote for all nominees        Richard A. Rifkind, M.D.
/ / Authority WITHHELD to vote for all nominees       Gregg R. Sadler
                                                      James R. Seward
(INSTRUCTIONS: To withhold authority to               Richard S. Schweiker
vote for any individual nominee, line                 Robert D. Thompson
through that nominee's name in the                    John E. Walker
list at right.)                                       R. Dennis Wright


2.  Ratification of the appointment of KPMG Peat Marwick LLP, as independent certified public accountants.
       / / FOR          / / AGAINST          / / ABSTAIN

Unless otherwise marked, the Proxy will be deemed marked "GRANTED" on Proposal 1 and marked "FOR" on Proposal 2 and voted accordingly.

             This Proxy is solicited by the Board of Directors.

      (Please sign, date and return this Proxy in the enclosed envelope.)

SIGNATURE                                                 DATED:        , 1996
          ----------------------------------------------        --------

SIGNATURE                                                 DATED:        , 1996
          ----------------------------------------------        --------
                  (SIGNATURE IF JOINTLY HELD)

(Note: Please sign exactly as name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such.
If a signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)
??